Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

Proficient Auto Logistics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share (3)	457(h)	3,260,000	$15.00	$48,900,000	0.00014760	$7,217.64

Total Offering Amounts					$48,900,000		$7,217.64
Total Fee Offsets
Net Fee Due							$7,217.64

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the initial public offering price of $15.00 per share pursuant to Registrant’s Registration Statement on Form S-1 (File No. 333-278629) declared effective on May 8, 2024.

(3)	Issuable pursuant to the vesting and settlement of outstanding restricted stock units granted under the Registrant’s 2024 Long-Term Incentive Plan (the “2024 Plan”) and reserved for future issuance under the Registrant’s 2024 Plan.